 Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-222598
Supplement No. 1 to Prospectus Supplement Dated April 13, 2018
Dated: December 31, 2018
STATE OF ISRAEL
SAVINGS BONDS (EIGHTH SERIES)
Effective as of January 1, 2019, the denomination description of the 1-Year Sabra Savings Bond on the cover page in the fourth paragraph, page S-1 under the “Denominations” section, and page S-5 under the “Denominations” section of the Prospectus Supplement dated April 13, 2018, each of which currently states the following:
You may buy each 1-Year Sabra Savings Bond in a minimum denomination of  $25,000 (and integral multiples of  $1,000 in excess of  $25,000). The maximum amount of 1-Year Sabra Savings Bonds that may be purchased by any person to be issued on any Issue Date is $500,000.
is restated in its entirety to read as follows:
You may buy each 1-Year Sabra Savings Bond in a minimum denomination of  $5,000 (and integral multiples of  $500 in excess of  $5,000). The maximum amount of 1-Year Sabra Savings Bonds that may be purchased by any person to be issued on any Issue Date is $500,000.